EXHIBIT 23.2

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8, File No. 33-36330) pertaining to the Bairnco Corporation 1990 Stock Incentive Plan of Bairnco Corporation and subsidiaries and (Form S-8, File No. 33-41313) pertaining to the Bairnco Corporation 401(k) Savings Plan and Trust of Bairnco Corporation and subsidiaries of our report dated January 29, 2004, with respect to the consolidated financial statements of Bairnco Corporation and subsidiaries incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2004, included in the 2004 Annual Report to Shareholders of Bairnco Corporation.

Our audits also included the financial statement schedule of Bairnco Corporation listed in Item 15(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Tampa, Florida

March 8, 2005